Auxier Asset Management LLC
Code of Ethics

Policy

Auxier Asset Management LLC (AAM), as a matter of policy and practice, and consistent with industry best practices and SEC requirements (Investment Advisers Act of 1940, rule 204A-1 and Investment Company Act of 1940, Rule 17j-1) has adopted a written Code of Ethics covering all supervised persons. Our firm's Code of Ethics requires high standards of business conduct, compliance with federal securities laws, reporting and recordkeeping of personal securities transactions and holdings, reviews and sanctions.

Standard of Conduct:

We expect that all employees / supervised persons will conduct themselves in accordance with AAM's fiduciary duty to our advisory clients. Our fiduciary duty includes, but is not limited to, putting client interests first, acting with the utmost good faith, providing full and fair disclosure, not misleading clients and exposing (and avoiding where possible) conflicts of interest.

We expect our employees / supervised persons to protect the confidentiality of client information, AAM's securities recommendations / investment advice and to comply with securities laws. Employees shall also work to detect and prevent violations of securities laws. Employees are required to promptly report any violation of the AAM's Code of Ethics to the Compliance Officer.

In our provision of Advisory services to clients that are mutual funds, we expect our employees / supervised persons to adhere to standards of conduct as outlined in Rule 17j-1 of the Investment Company Act, which prohibits the following Unlawful Actions by any affiliated person of an investment advisor for a fund "in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

•To employ any device, scheme or artifice to defraud the Fund;

•To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

•To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

•To engage in any manipulative practice with respect to the Fund."

Potential for securities law violations and conflicts of interest exist in connection with securities holdings and transactions of employees. Employees are permitted to maintain personal securities accounts, so long as personal investing is consistent with our fiduciary duty to clients and with regulatory requirements. Employees are required to identify personal securities accounts, and to provide account reports (statements and confirms when applicable) as they are generated by the account custodian. Personal securities accounts include those in which the employee has a beneficial interest, or influence (accounts of immediate family or household members).

Personal Securities Transactions

AAM has adopted procedures to implement the firm's policy on personal securities transactions and reviews to monitor and ensure the firm's policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

•Employees are to identify any personal investment account and any accounts in which the employee has a beneficial interest, including any accounts for the immediate family and household members, upon hire (within 10 days of start date), annually thereafter and upon opening or closing any account(s).

•All employees are to direct duplicate confirmations of brokerage transactions and monthly statements to the attention of the Compliance Officer of AAM.

•Prior approval from the Compliance Officer is required on all employee securities transactions. The Pre-Clearance Form may be obtained from the Compliance Officer.

•No later than the day following the execution of a personal securities transaction, the employee effecting the transaction will notify Compliance Officer of the price, quantity and broker/dealer effecting the employee transaction.

•All personal securities transactions are covered except transactions in direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, or shares issued by registered unaffiliated open-end investment companies.

•The Compliance Officer will review all employees' reports of personal securities transactions for compliance with the firm's policies, including the Insider Trading Policy, regulatory requirements and the firm's fiduciary duty to its clients, among other things.

Prohibited Transactions

•Employees are prohibited from participating in an Initial Public Offering.

•Purchase of securities in private placements requires prior approval of the Compliance Officer or the President of AAM.

•Employees may not purchase or sell a security being purchased or sold in the Fund or separate accounts within 15 days before and after a Fund or separate account trade occurs.

•Employees and affiliated persons may not buy securities directly from, or sell securities to, the Auxier Focus Fund or other managed accounts at AAM.

•Manager of the Auxier Focus Fund (J. Jeffrey Auxier) is prohibited from redeeming shares of the Auxier Focus Fund while serving as the Investment Advisor of the Fund.

Employees are encouraged to ask the President, Jeff Auxier or the Compliance Officer if you have questions regarding possible conflicts with customer transactions.

Social Media

In general, Auxier Asset Management LLC and its employees will not utilize social media for business purposes. An exception to this prohibition will be for the listing of "business card" content on social media sites such as LinkedIn. Interactive content, or content that might be deemed advertising will be prohibited.

Employees may not publicly discuss clients, investment strategies or recommendations, investment performance, other products or services offered by our Firm, employees or any work-related matters, whether confidential or not, outside company-authorized communications. Employees are required to protect the privacy of AAM, its clients and employees, and are prohibited from disclosing personal employee and non-employee information and any other proprietary and nonpublic information to which employees have access. Such information includes but is not limited to customer information, trade secrets, financial information and strategic business plans. Additionally, Employees cannot link from a personal blog or social networking site to AAM's website.

Procedure

Auxier Asset Management LLC has adopted procedures to implement the firm's policy on personal securities transactions and our Code of Ethics and reviews to monitor and ensure the firm's policies are observed, implemented properly and amended, as appropriate, which include the following:

•The Compliance Officer annually distributes the current Code of Ethics to all supervised persons and to all new supervised persons upon hire.

•Each supervised person must acknowledge receipt of the firm's Code of Ethics initially upon hire and annually thereafter by the return of a signed acknowledgement/certification form to the Compliance Officer.

•The Compliance Officer, with other designated staff, annually reviews the firm's Code of Ethics and updates the Code of Ethics as may be appropriate.

•The Compliance Officer periodically reviews employee's personal transactions/holdings reports. The Director of Portfolio Services will periodically review the Compliance Officers personal transactions/holdings reports.

•The Compliance Officer retains, for a period of not less than 5 years, in an easily accessible place, relevant Code of Ethics records including, but not limited to: Code of Ethics, as amended from time to time; acknowledgement/certification forms; initial and annual holdings reports; reports of personal securities transactions; violations and sanctions (if any); a record of all persons who are, or were, required to make reports under the Code, or who are, or were, responsible for reviewing such reports; and copies of reports provided to a Fund's Board regarding AAM's Code of Ethics.

•The firm provides initial and periodic education about the Code of Ethics, and each person's responsibilities and reporting requirements, under the Code of Ethics.

•The firm's Form ADV Part II is amended and periodically reviewed by the Compliance Officer to appropriately disclose a summary of the firm's Code of Ethics.

•The Compliance Officer is responsible for receiving and responding to any client requests for the firm's Code of Ethics and maintaining required records.

Political Contributions / Pay-to-Play

The SEC adopted "Pay-to-Play" rules; including the new anti-fraud Political Contributions by Certain Investment Advisers Rule (Rule 206(4)-5) under the Advisers Act (SEC Release No. IA-3043). The Political Contributions rule addresses certain pay-to-play practices such as making or soliciting campaign contributions or payments to certain government officials to influence the awarding of investment contracts for managing public pension plan assets and other state governmental investments.

The new rule applies to SEC registered advisers as well as advisers exempt from registration with the SEC pursuant to reliance on the private adviser exemption as provided in Section 203(b)(3) of the Advisers Act (hereafter, the "adviser"), which manage or seek to manage private investment funds in which government and governmental plans invest.

Currently, AAM does not manage, nor are we actively seeking to manage, private funds in which government / government plans invest. We have adopted procedures for the tracking and required record keeping should this change.